Core-Mark Announces Fourth Quarter and Full Year 2013 Financial Results

•	Record Annual Sales of $9.8 Billion

•	Record Adjusted EBITDA in 2013 and 23% growth in Diluted EPS for the Year

•	Fourth Quarter Non-Cigarette Sales Growth over 18% driving Adjusted EBITDA up 22%

•	Expect Sales of $10.4 to $10.7 Billion & Adjusted EBITDA of $116 to $120 Million in 2014

South San Francisco, California - March 3, 2014 - Core-Mark Holding Company, Inc. (Nasdaq: CORE), one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America, announced financial results for the fourth quarter and year ended December 31, 2013.

“We had a very good year in 2013. Our core strategies are resonating in the market place, and we have been able to accelerate our sales growth as a result,” said Thomas B. Perkins, President and Chief Executive Officer. “I am especially pleased by the growth in our non-cigarette sales and by the improvement in our non-cigarette margins this year. We intend to build on that momentum in 2014.”

Fourth Quarter

Net sales increased 13.8% to $2.5 billion for the fourth quarter of 2013 compared to $2.2 billion for the same period in 2012. Excluding excise taxes, net sales increased by 15.1%. Non-cigarettes sales grew 18.2% while cigarette sales increased 11.8%. The increase in cigarette sales was due mostly to our new Carolina division which was acquired in December of 2012. Non-cigarette sales were driven primarily by the success of our core marketing strategies and market share gains, enhanced further by the acquired division.

Gross profit for the fourth quarter of 2013 was $143.3 million compared to $121.9 million for the fourth quarter of 2012. Remaining gross profit increased 16.0% to $139.1 million. Non-cigarette remaining gross profit grew $17.2 million or 27 basis points as a percent to sales compared to the same quarter last year while cigarette remaining gross profit grew $1.9 million or 5.1%. The following table reconciles the components of gross profit.

RECONCILIATION OF GROSS PROFIT TO REMAINING GROSS PROFIT
(Unaudited and $ in millions)

	For the Three Months Ended December 31,
	2013	2012	% Change

Gross profit	$143.3	$121.9	17.6%
Cigarette inventory holding gains	(4.1)	(3.3)
LIFO (income) expense	(0.1)	1.3
Remaining gross profit	$139.1	$119.9	16.0%

The Company’s operating expenses for the fourth quarter of 2013 were $119.5 million compared to $105.6 million for the same quarter of 2012. As a percentage of sales, operating expenses decreased slightly despite a shift in sales mix to non-cigarette categories that have lower selling price points, which drives operating costs as a percentage to sales higher.

Net income for the fourth quarter of 2013 was $15.0 million compared to $9.7 million for the same period in 2012. Adjusted EBITDA increased 22% from $25.6 million in the fourth quarter of 2012 to $31.3 million in the fourth quarter of 2013. The components of adjusted EBITDA are provided in the table below.

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited and $ in millions)

	For the Three Months Ended December 31,
	2013	2012	% Change

Net income	$15.0	$9.7	54.6%
Interest expense, net (1)	0.5	0.5
Provision for income taxes	8.2	6.0
Depreciation & amortization	7.0	6.3
LIFO (income) expense	(0.1)	1.3
Stock-based compensation expense	0.6	1.7
Foreign currency transaction losses, net	0.1	0.1
Adjusted EBITDA	$31.3	$25.6	22.3%

Note (1): Interest expense, net, is reported net of interest income.
Diluted earnings per-share were $1.29 for the fourth quarter of 2013 compared to $0.83 for the fourth quarter of 2012. Excluding LIFO expenses, diluted earnings per-share were $1.28 per diluted share in this quarter compared to $0.90 for the fourth quarter of 2012, a 42% increase. In addition, per-share results were impacted by several other items, which are reconciled in the attached diluted EPS table following the financial schedules.

2013 Results

Net sales were $9.8 billion for 2013 compared to $8.9 billion for 2012, a 9.8% increase. Excluding excise taxes, net sales increased 11.7%. The increase in net sales was driven primarily by the Carolina acquisition and by increases in non-cigarette sales in the remaining business. Cigarette sales increased 8.2% and non-cigarette sales increased 13.5% over the prior year. Sales generated from the Focused Marketing Initiative, and the Fresh and Vendor Consolidation Initiatives contributed significantly to the growth in the non-cigarette categories.

Gross profit for 2013 was $537.1 million compared to $476.8 million for last year. Remaining gross profit was $536.8 million in 2013 compared to $481.3 million in 2012, an 11.5% increase. Non-cigarette remaining gross profit grew 15.1%, or 16 basis points as a percentage of sales, driven by sales of higher margin categories. The following table reconciles the components of gross profit.

RECONCILIATION OF GROSS PROFIT TO REMAINING GROSS PROFIT
(Unaudited and $ in millions)

	For the Twelve Months Ended December 31,
	2013	2012	% Change

Gross profit	537.1	476.8	12.6%
Cigarette inventory holding gains	(9.0)	(7.8)
LIFO expense	8.7	12.3
Remaining gross profit	536.8	481.3	11.5%

The Company’s operating expenses for 2013 increased to $468.1 million compared to $419.4 million for 2012. Operating expenses included $2.8 million of integration and expansion costs in 2013 compared to $1.3 million the previous year.  In addition, 2012 benefited from a $1.8 million favorable resolution of legacy workers compensation and insurance claims.  Excluding these items, operating expenses as a percentage of sales increased four basis points.

Net income in 2013 was $41.6 million compared to $33.9 million for the same period in 2012, a 22.7% increase. Strong revenue growth, a reduction in LIFO expense and improved sales mix to higher margin categories were the primary drivers to the improvement in net income. In addition, adjusted EBITDA increased 8.6% from $100.8 million in 2012 to $109.5 million this year, the components of which are provided in the table below.

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited and $ in millions)

	For the Twelve Months Ended December 31,
	2013	2012	% Change

Net income	$41.6	$33.9	22.7%
Interest expense, net (1)	2.2	1.8
Provision for income taxes	24.4	21.5
Depreciation & amortization	27.2	25.3
LIFO expense	8.7	12.3
Stock-based compensation expense	4.6	5.8
Foreign currency transaction losses, net	0.8	0.2
Adjusted EBITDA(2)	$109.5	$100.8	8.6%

Note (1): Interest expense, net, is reported net of interest income.
Note (2): Excluding business expansion and integration costs, Adjusted EBITDA was $112.3M for 2013 and $102.1M for 2012.
Diluted earnings per-share were $3.58 for 2013 compared to $2.91 last year, an increase of 23.0%. Excluding LIFO expense, diluted earnings per-share were $4.04 in 2013 compared to $3.55 in 2012, a 13.8% increase. These per-share results were impacted by several other items, which are reconciled in the attached diluted EPS table following the financial schedules.

Guidance for 2014

The Company expects annual net sales in 2014 to be between $10.4 billion and $10.7 billion.  This expected growth in sales is driven largely by continued market share gains as it assumes no new acquisitions or large customer wins.

Adjusted EBITDA for 2014 is expected to be between $116 million and $120 million. Diluted earnings per-share for the full year are expected to be between $3.50 and $3.65, which includes an estimate of $13 million for LIFO expense. Our diluted per-share estimates, excluding LIFO expense, are between $4.15 and $4.30.  EPS assumes a 39% tax rate and 11.7 million fully diluted shares outstanding.

Capital expenditures for 2014 are expected to be approximately $30 million, which will be utilized for expansion projects and maintenance investments.

Conference Call and Webcast Information

Core-Mark will host an earnings call on Monday, March 3, 2014 at 9:00 a.m. Pacific time during which management will review the results of the fourth quarter and full year. The call may be accessed by dialing 1-800-588-4973 using the code 36474323. The call may also be listened to on the Company’s website www.core-mark.com.

An audio replay will be available for approximately one month following the call by dialing 888-843-7419 using the same code provided above. The replay will also be available via webcast at www.core-mark.com for approximately 90 days following the call.

About Non-GAAP Financial Measures

This press release includes non-GAAP financial measures including adjusted diluted earnings per share, diluted earnings per share excluding LIFO expense, adjusted EBITDA, and remaining gross profit. We believe these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful period to period evaluation. Management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business. These non-GAAP measures should be considered a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The tables in this press release contain more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements. These statements include statements regarding our guidance for 2014 net sales, adjusted EBITDA, diluted earnings per share, capital expenditures and related disclosures. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. Forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from those described in or implied by such forward-looking statements.

Factors that might cause or contribute to such differences include, but are not limited to, challenging economic conditions; our dependence on the convenience retail industry for our revenues; competition in our distribution markets; the dependence of some of our distribution centers on a few relatively large customers; gasoline and other price increases; the low-margin nature of cigarette and consumable goods distribution; our reliance on manufacturer discount and incentive programs and cigarette excise stamping allowances; our dependence on relatively few suppliers; risks and costs associated with efforts to grow our business through acquisitions; product liability claims and manufacturer recalls of products; unexpected outcomes in legal proceedings; our ability to achieve the expected benefits of implementation of marketing initiatives; failure or disruptions of our information technology systems; our dependence on our senior management; shortages of qualified labor; attempts by unions to organize our employees; declining cigarette sales volumes; legislation and other matters negatively affecting the cigarette and tobacco industry; increases in excise taxes or reduction in credit terms by taxing jurisdictions; potential liabilities associated with sales of cigarettes and other tobacco products; competition from sales of illicit and other low priced sales of cigarettes; changes in the funding of our pension plans; reduction in the payment of dividends; currency exchange rate fluctuations; our ability to borrow additional capital; changes to accounting rules or regulations; compliance with governmental regulations; and earthquake and natural disaster damage. Refer to the "Risk Factors"

section of our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 3, 2014 and Part II, Item 1A, “Risk Factors” of any quarterly report on Form 10-Q subsequently filed by us for a more comprehensive discussion of these and other risk factors. Except as required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Core-Mark
Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to over 30,000 customer locations in the U.S. and Canada through 28 distribution centers (excluding two distribution facilities the Company operates as a third party logistics provider). Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.
Contact: Ms. Milton Gray Draper, Director of Investor Relations at 650-589-9445 x 3027 or at mdraper@core-mark.com

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	December 31,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$11.0	$19.1
Restricted cash	12.1	10.9
Accounts receivable, net of allowance for doubtful accounts of $9.4 and $10.9
at December 31, 2013 and December 31, 2012, respectively	235.4	228.1
Other receivables, net	59.0	53.8
Inventories, net	389.2	366.4
Deposits and prepayments	53.0	40.3
Deferred income taxes	5.4	8.2
Total current assets	765.1	726.8
Property and equipment, net	114.9	114.7
Goodwill	22.9	22.8
Other intangible assets, net	20.8	21.4
Other non-current assets, net	33.1	33.5
Total assets	$956.8	$919.2
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$109.3	$94.4
Book overdrafts	22.9	24.7
Cigarette and tobacco taxes payable	182.5	165.6
Accrued liabilities	88.1	79.5
Deferred income taxes	3.1	3.4
Total current liabilities	405.9	367.6
Long-term debt	57.6	84.7
Deferred income taxes	13.4	11.7
Other long-term liabilities	12.5	12.1
Claims liabilities, net	28.2	28.1
Pension liabilities	5.2	14.8
Total liabilities	522.8	519.0
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value (50,000,000 shares authorized, 12,807,015 and
12,602,806 shares issued; 11,518,311 and 11,446,229 shares outstanding at
December 31, 2013 and December 31, 2012, respectively)	0.1	0.1
Additional paid-in capital	254.7	249.2
Treasury stock at cost (1,288,704 and 1,156,577 shares of common stock at
December 31, 2013 and December 31, 2012, respectively)	(44.6)	(37.4)
Retained earnings	229.5	194.9
Accumulated other comprehensive loss	(5.7)	(6.6)
Total stockholders’ equity	434.0	400.2
Total liabilities and stockholders’ equity	$956.8	$919.2

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,

	2013	2012	2013	2012
Net sales	2,491.3	2,189.5	9,767.6	8,892.4
Cost of goods sold	2,348.0	2,067.6	9,230.5	8,415.6
Gross profit	143.3	121.9	537.1	476.8
Warehousing and distribution expenses	77.2	64.7	297.1	262.7
Selling, general and administrative expenses	41.6	40.3	168.3	153.7
Amortization of intangible assets	0.7	0.6	2.7	3.0
Total operating expenses	119.5	105.6	468.1	419.4
Income from operations	23.8	16.3	69.0	57.4
Interest expense	(0.6)	(0.6)	(2.7)	(2.2)
Interest income	0.1	0.1	0.5	0.4
Foreign currency transaction losses, net	(0.1)	(0.1)	(0.8)	(0.2)
Income before income taxes	23.2	15.7	66.0	55.4
Provision for income taxes	(8.2)	(6.0)	(24.4)	(21.5)
Net income	$15.0	$9.7	$41.6	$33.9
Basic net income per common share (1)	$1.30	$0.84	$3.62	$2.96
Diluted net income per common share (1)	$1.29	$0.83	$3.58	$2.91
Basic weighted-average shares	11.5	11.5	11.5	11.5
Diluted weighted-average shares	11.6	11.7	11.6	11.6
Dividends declared and paid per common share (2)	$0.22	$0.38	$0.61	$0.89

(1): Basic and diluted earnings per share are calculated based on unrounded actual amounts.
(2): In lieu of the first quarter 2013 dividend, the Board of Directors declared an accelerated cash dividend of $2.2 million, or $0.19 per common share on December 20, 2012, which was paid on December 31, 2012.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
	Year Ended December 31,
	2013	2012
Cash flows from operating activities:
Net income	$41.6	$33.9
Adjustments to reconcile net income to net cash provided by operating activities:
LIFO and inventory provisions	8.7	12.1
Amortization of debt issuance costs	0.4	0.4
Stock-based compensation expense	4.6	5.8
Bad debt expense, net	1.1	2.0
Depreciation and amortization	27.2	25.3
Foreign currency transaction losses, net	0.8	0.2
Deferred income taxes	5.0	0.9
Curtailment gain	(0.9)	—
Changes in operating assets and liabilities:
Accounts receivable, net	(9.6)	7.1
Other receivables, net	(5.6)	(10.6)
Inventories, net	(35.4)	5.3
Deposits, prepayments and other non-current assets	(18.6)	3.9
Accounts payable	16.0	0.6
Cigarette and tobacco taxes payable	19.9	(10.3)
Pension, claims, accrued and other long-term liabilities	3.9	(5.4)
Net cash provided by operating activities	59.1	71.2
Cash flows from investing activities:
Acquisition of business, net of cash acquired	(3.6)	(34.0)
Change in restricted cash	(2.0)	2.0
Additions to property and equipment, net	(18.0)	(28.4)
Capitalization of software	(0.4)	(0.2)
Net cash used in investing activities	(24.0)	(60.6)
Cash flows from financing activities:
Borrowings (repayments) under revolving credit facility, net	(27.0)	11.3
Dividends paid	(7.1)	(10.3)
Payments of capital leases	(1.0)	—
Payments of financing costs	(0.3)	—
Repurchases of common stock	(7.2)	(5.2)
Proceeds from exercise of common stock options and warrants	2.4	3.8
Tax withholdings related to net share settlements of restricted stock units	(3.6)	(2.0)
Excess tax deductions associated with stock-based compensation	2.1	1.1
(Decrease) increase in book overdrafts	(1.8)	(4.8)
Net cash used in financing activities	(43.5)	(6.1)
Effects of changes in foreign exchange rates	0.3	(0.6)
Increase (decrease) in cash and cash equivalents	(8.1)	3.9
Cash and cash equivalents, beginning of period	19.1	15.2
Cash and cash equivalents, end of period	$11.0	$19.1
Supplemental disclosures:
Cash paid during the period for:
Income taxes paid, net of refunds	$19.5	$11.7
Interest paid	1.5	1.6
Unpaid property and equipment purchases included in accrued liabilities	$1.9	$—
Non-cash capital lease obligations incurred	$1.2	$11.4
Non-cash indemnification holdback	$—	$4.0
Contingent consideration related to acquisition of business	$—	$0.6

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF DILUTED EPS TO ADJUSTED DILUTED EPS
(In millions, except per share data)
(Unaudited)
	Three Months Ended December 31,			Twelve Months Ended December 31,
	2013 (a)	2012 (a)	% Increase	2013 (a)	2012 (a)	% Increase

Net income	$15.0	$9.7	54.6%	$41.6	$33.9	22.7%
Diluted shares	11.6	11.7		11.6	11.6
Diluted EPS	$1.29	$0.83	55.4%	$3.58	$2.91	23.0%
LIFO (income) expense	(0.01)	0.07		0.46	0.64
Diluted EPS excluding LIFO expense	$1.28	$0.90	42.2%	$4.04	$3.55	13.8%
Cigarette inventory holding gains (1)	(0.22)	(0.17)		(0.48)	(0.41)
Legacy insurance claims (2)	—	—		—	(0.09)
Business expansion and integration costs (3)	0.06	0.09		0.15	0.09
Foreign exchange losses	0.01	0.01		0.04	0.01
Tax items (4)	(0.04)	—		(0.08)	(0.04)
Adjusted diluted EPS (5)	$1.09	$0.83	31.3%	$3.67	$3.11	18.0%

(a) Amounts and percentages have been rounded for presentation purposes and might differ from unrounded results.
(1) Cigarette inventory holding gains
Cigarette inventory holding gains were $4.1 million and $3.3 million for the three months ended December 31, 2013 and 2012, respectively. For the twelve months ended December 31, 2013 and 2012, cigarette inventory holding gains were $9.0 million and $7.8 million, respectively.

(2) Legacy insurance claims
During the twelve months ended December 31, 2012, we had $1.8 million of reductions in expenses resulting from the favorable resolution of legacy workers' compensation and insurance claims.

(3) Business expansion and integration costs
During the three months ended December 31, 2013 and 2012, respectively, we invested approximately $1.2 million and $1.3 million in business expansion and integration activities. For the twelve months ended December 31, 2013 and 2012, respectively, business expansion and integration costs were approximately $2.8 million and $1.3 million.

(4) Tax Item
The provision for income taxes for both the three and twelve months ended December 31, 2013 included a net benefit of $0.5 million and $0.9 million, respectively, related primarily to adjustments of prior year’s estimates and the expiration of the statute of limitations for uncertain tax positions. The provision for income taxes for the twelve months ended December 31, 2012 included a net benefit of $0.5 million related primarily to adjustments of prior year’s estimates and the expiration of the statute of limitations for uncertain tax positions.

(5) Adjusted diluted EPS
The adjusted diluted earnings per share impacts of the above items were calculated using a tax rate of approximately 38.6% and 39.4% for the three and twelve months ended December 31, 2013 and 2012, respectively.